Exhibit 99.2

Contact:	Jane W. McCahon, Vice President, Corporate Relations
(312) 592-5379; jane.mccahon@teldta.com

Julie D. Mathews, Manager, Investor Relations
(312) 592-5341; julie.mathews@teldta.com

FOR RELEASE:  IMMEDIATE

TDS Announces Sale of $300 Million of 7 Percent Notes

CHICAGO — March 22, 2011 — Telephone and Data Systems, Inc. (NYSE: TDS, TDS.S) announced today that, on March 21, 2011, it sold $300 million of 7 percent Senior Notes due 2060. The notes are callable at par on and after March 15, 2016. Closing is expected to occur on March 28, 2011.

The notes are expected to be listed on the New York Stock Exchange under the symbol “TDJ.”

Following completion of the offering, TDS expects to use the net proceeds to redeem all of TDS’ 7.6 percent Series A Notes due 2041, of which $282.5 million in aggregate principal amount remains outstanding, and to use the remaining net proceeds for general corporate purposes.

TDS intends to file a prospectus supplement with the Securities and Exchange Commission in connection with the offering. The prospectus supplement relates to the shelf registration statement filed by TDS on Nov. 5, 2008, that became effective on Nov. 5, 2008, which registered an indeterminate amount of debt securities for offer and sale by TDS from time to time.

BofA Merrill Lynch, Citigroup, Wells Fargo Securities and UBS Investment Bank were joint book-running managers.

The offering is being made only by means of the prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About TDS

Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, provides wireless, local and long-distance telephone and broadband services to approximately 7.2 million customers in 36 states through its business units, U.S. Cellular and TDS Telecom. Founded in 1969 and headquartered in Chicago, TDS employed 12,400 people as of December 31, 2010.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of the company to successfully grow its markets; the overall economy; competition; the access to and pricing of unbundled network elements; the ability to obtain or maintain roaming arrangements with other carriers; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets; pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming revenue and terms, the availability of handset devices, or the mix of products and services offered by U.S. Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

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